EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-65113, 333-84848, 333-96717 and 333-110553) on Forms S-8 of Cache, Inc. of our reports dated March 15, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of Cache, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”) and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Cache, Inc. and subsidiaries for the year ended December 30, 2006.

/s/ DELOITTE AND TOUCHE LLP

New York, New York
March 15, 2007